EXHIBIT 4.2

PLEDGE AND SECURITY AGREEMENT

THIS PLEDGE AND SECURITY AGREEMENT (as it may be amended, supplemented or otherwise modified from time to time, the “Security Agreement”) is entered into as of November 8, 2005 by and between Maytag Corporation, a Delaware corporation (“Borrower”), and each of the Loan Guarantors party hereto (the Borrower and each of the foregoing Loan Guarantors, together with each other Person which may from time to time become a party hereto as a Guarantor, are referred to herein individually as a “Grantor” and collectively as the “Grantors”), and JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the lenders party to the Credit Agreement referred to below (in such capacity, the “Administrative Agent”).

PRELIMINARY STATEMENT

The Grantors, the Administrative Agent, and the Lenders are entering into a Credit Agreement of even date herewith (as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). The Grantors are entering into this Security Agreement in order to induce the Lenders to enter into and extend credit to the Borrower under the Credit Agreement and to secure the Secured Obligations (as defined in the Credit Agreement).

ACCORDINGLY, the Grantors and the Administrative Agent, on behalf of the Secured Parties (as defined in the Credit Agreement), hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1. Terms Defined in Credit Agreement. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

1.2. Terms Defined in UCC. Terms defined in the UCC which are not otherwise defined in this Security Agreement are used herein as defined in the UCC.

1.3. Definitions of Certain Terms Used Herein. As used in this Security Agreement, in addition to the terms defined in the Preliminary Statement, the following terms shall have the following meanings:

“Accounts” shall have the meaning set forth in Article 9 of the UCC.

“Article” means a numbered article of this Security Agreement, unless another document is specifically referenced.

“Cash Dominion Period” shall have the meaning set forth in Section 7.1(b).

“Chattel Paper” shall have the meaning set forth in Article 9 of the UCC.

“Collateral” shall have the meaning set forth in Article II.

“Collateral Access Agreement” means any landlord waiver or other agreement, in form and substance reasonably satisfactory to the Agent, between the Agent and any third party (including any bailee, consignee, customs broker, or other similar Person) in possession of any Collateral or any landlord of any Grantor for any real property where any Collateral is located, as such landlord waiver or other agreement may be amended, restated, or otherwise modified from time to time.

“Collateral Deposit Account” shall have the meaning set forth in Section 7.1(a).

“Collateral Report” means any certificate (including any Borrowing Base Certificate), written report or other document delivered by the Grantors to the Administrative Agent or any Lender with respect to the Collateral pursuant to any Loan Document.

“Collection Account” shall have the meaning set forth in Section 7.1(b).

“Control” shall have the meaning set forth in Section 8-106 or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of the UCC.

“Copyrights” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following: (a) all copyrights, rights and interests in copyrights, works protectable by copyright, copyright registrations, and copyright applications; (b) all renewals of any of the foregoing; and (c) all rights corresponding to any of the foregoing throughout the world.

“Deposit Account Control Agreement” means an agreement, in form and substance reasonably satisfactory to the Administrative Agent, among any Grantor, a banking institution holding such Grantor’s funds, and the Administrative Agent with respect to collection and control of all deposits and balances held in a deposit account and/or lockbox maintained by any Grantor with such banking institution.

“Deposit Accounts” shall have the meaning set forth in Article 9 of the UCC.

“Depository Bank” shall have the meaning set forth in Section 7.1(a).

“Documents” shall have the meaning set forth in Article 9 of the UCC.

“Event of Default” means an event described in Section 5.1.

“Excluded Deposit Accounts” means, collectively, (i) payroll and payroll taxes accounts, workers’ compensation accounts and other employee wage and benefit payment accounts and petty cash accounts and (ii) deposit accounts other than Collection Accounts and Collateral Deposit Accounts, so long as the aggregate amount on deposit in all such deposit accounts does not exceed $2,500,000 in the aggregate at any time.

“Exhibit” refers to a specific exhibit to this Security Agreement, unless another document is specifically referenced.

“General Intangibles” shall have the meaning set forth in Article 9 of the UCC.

“Instruments” shall have the meaning set forth in Article 9 of the UCC.

“Inventory” shall have the meaning set forth in Article 9 of the UCC.

“Lenders” means the lenders party to the Credit Agreement and their successors and permitted assigns.

“Letter-of-Credit Rights” shall have the meaning set forth in Article 9 of the UCC.

“Licenses” means, with respect to any Person, all of such Person’s right, title, and interest in and to any and all licensing agreements or similar arrangements in and to its Patents, Copyrights, or Trademarks.

“Lock Boxes” shall have the meaning set forth in Section 7.1(a).

“Lock Box Agreements” shall have the meaning set forth in Section 7.1(a).

“Patents” means, with respect to any Person, all of such Person’s right, title, and interest in and to: (a) any and all patents and patent applications; (b) all inventions and improvements described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions, and continuations-in-part thereof and (d) all rights corresponding to any of the foregoing throughout the world.

“Payment Intangibles” shall have the meaning set forth in Article 9 of the UCC.

“Pledged Collateral” means all Instruments, of the Grantors, whether or not physically delivered to the Administrative Agent pursuant to this Security Agreement.

“Receivables” means the Accounts, Chattel Paper, Documents or Instruments and, to the extent evidencing or relating to any of the foregoing, any other rights or claims to receive money which are General Intangibles or which are otherwise included as Collateral.

“Required Secured Parties” means (a) prior to the date upon which the Credit Agreement has terminated by its terms and all of the Obligations thereunder have been paid in full, the Required Lenders, and (b) after the Credit Agreement has terminated by its terms and all of the Obligations thereunder have been paid in full (whether or not the obligations under the Credit Agreement were ever accelerated), the Secured Parties holding in the aggregate at least a majority of the aggregate Secured Obligations then outstanding.

“Section” means a numbered section of this Security Agreement, unless another document is specifically referenced.

“Supporting Obligations” shall have the meaning set forth in Article 9 of the UCC.

“Trademarks” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following: (a) all trademarks (including service marks), trade names, trade dress, and trade styles and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (b) all licenses of the foregoing, whether as licensee or licensor; (c) all renewals of the foregoing; and (d) all rights corresponding to any of the foregoing throughout the world.

“UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of Illinois; provided that, if perfection or the effect of perfection or non-perfection or the priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Illinois, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II

GRANT OF SECURITY INTEREST

Each Grantor hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of the Secured Parties, a security interest in all of its right, title and interest in, to and under the following personal property, whether now owned by or owing to, or hereafter acquired by or arising in favor of such Grantor, and whether owned or consigned by or to, or leased from or to, such Grantor, and regardless of where located (all of which will be collectively referred to as the “Collateral”):

(i)	all Accounts;

(ii)	all Chattel Paper;

(iii)	all Documents;

(iv)	all Payment Intangibles;

(v)	all Instruments;

(vi)	all Inventory;

(vii)	all letters of credit under which such Grantor is the beneficiary, Letter-of-Credit Rights and Supporting Obligations; and

(viii)	all Deposit Accounts; and

(ix)	all accessions to, substitutions for and replacements, proceeds, insurance proceeds and products of the foregoing, together with all books and records, customer lists, credit files, computer files, printouts and other computer materials and records related thereto;

to secure the prompt and complete payment and performance of the Secured Obligations.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Grantor represents and warrant to the Secured Parties that:

3.1. Title, Perfection and Priority. Each Grantor has good and valid rights in or the power to transfer the Collateral and title to the Collateral with respect to which it has purported to grant a security interest hereunder, free and clear of all Liens except for Liens permitted under Section 4.1(e), and has full power and authority to grant to the Administrative Agent the security interest in such Collateral pursuant hereto. When financing statements have been filed in the appropriate offices against the applicable Grantors in the locations listed on Exhibit D, the Administrative Agent will have a fully perfected first priority security interest in that Collateral in which a security interest may be perfected by filing of a financing statement, subject only to Liens permitted under Section 4.1(e).

3.2. Type and Jurisdiction of Organization, Organizational and Identification Numbers. As of the date hereof, the type of entity of each Grantor, its state of organization and the organizational number, if any, issued to it by its state of organization are set forth on Exhibit A.

3.3. Principal Location. As of the date hereof, each Grantor’s mailing address and the location of its principal places of business and chief executive office are disclosed in Exhibit A.

3.4. Collateral Locations. As of the date hereof, all of Grantors’ locations where Collateral constituting Inventory is located (other than (i) Collateral in transit or out for repair or maintenance and (ii) locations where the value of Inventory located at any such location does not exceed $2,000,000 and the aggregate value of Inventory located at all such locations does not exceed $25,000,000) are listed on Exhibit A. All of said locations are owned by the Grantors except for locations (i) which are leased by the Grantors as lessees and designated in Part VI(b) of Exhibit A and (ii) at which Inventory is held in a public warehouse or is otherwise held by a bailee or on consignment as designated in Part VI(c) of Exhibit A.

3.5. Deposit Accounts. As of the date hereof, all of the Grantors’ Deposit Accounts are listed on Exhibit B.

3.6. Exact Names. Each Grantor’s name in which it has executed this Security Agreement is the exact name as it appears in such Grantor’s organizational documents, as amended, as filed with such Grantor’s jurisdiction of organization. The Grantors have not, during the past five years, been known by or used any other legal or trade name, or been parties to any merger or consolidation, or been parties to any acquisition, other than as listed on Exhibit A.

3.7. Letter-of-Credit Rights and Chattel Paper. As of the date hereof, Exhibit C lists all Letter-of-Credit Rights and Chattel Paper of the Grantors having an individual fair market value in excess of $500,000.

3.8. Accounts and Chattel Paper.

(a) The information with respect to the Accounts and Chattel Paper (including without limitation the names of obligors, amounts owing and due dates) is and will be correctly stated in all material respects in all records of the Grantors relating thereto and in all invoices and Collateral Reports with respect thereto furnished to the Administrative Agent by the Grantors from time to time. As of the time when each Account or each item of Chattel Paper is reflected on a Borrowing Base Certificate as an Eligible Account, the Grantors shall be deemed to have represented and warranted that such Account or Chattel Paper, as the case may be, and all records relating thereto, are genuine and in all material respects what they purport to be.

(b) With respect to Accounts of the Grantors reflected as Eligible Accounts on the most recent Borrowing Base Certificate, as of the date of such Borrowing Base Certificate, all such Accounts are Eligible Accounts.

3.9. Inventory. With respect to Inventory of the Grantors reflected as Eligible Inventory on the most recent Borrowing Base Certificate, as of the date of such Borrowing Base Certificate, (a) such Inventory (other than Inventory in transit) is located at one of the Grantors’ locations set forth on Exhibit A, as such Exhibit may be amended or supplemented hereafter in writing, (b) no such Inventory (other than Inventory in transit) is now, or shall at any time or times hereafter be stored at any other location except as permitted by Section 4.1(g), and (c) such Inventory is Eligible Inventory.

3.10. No Financing Statements, Security Agreements. No financing statement or security agreement describing all or any portion of the Collateral which has not lapsed or been terminated naming any of the Grantors as debtor has been filed or is of record in any jurisdiction except (a) for financing statements or security agreements naming the Administrative Agent on behalf of the Secured Parties as the secured party and (b) as otherwise permitted by Section 4.1(e).

ARTICLE IV

COVENANTS

From the date of this Security Agreement, and thereafter until this Security Agreement is terminated, the Grantors agree that:

4.1. General.

(a) Collateral Records. The Grantors will maintain books and records with respect to the Collateral which are complete and accurate in all material respects, and furnish to the Administrative Agent, such reports relating to the Collateral as the Administrative Agent shall from time to time request in accordance with the terms of the Credit Agreement.

(b) Authorization to File Financing Statements; Ratification. The Grantors hereby authorize the Administrative Agent to file, and if requested will deliver to the Administrative Agent, all financing statements and other documents and take such other actions as may from time to time be reasonably requested by the Administrative Agent in order to maintain a perfected security interest in and, if applicable, Control of, the Collateral. Any financing statement filed by the Administrative Agent may be filed in any filing office in any applicable UCC jurisdiction and may (i) indicate the Collateral by any description which reasonably approximates the description contained in this Security Agreement, and (ii) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including whether any Grantor is an organization, the type of organization and any organization identification number issued to any Grantor. The Grantors also agree to furnish any information referenced in clause (ii) of the immediately preceding sentence to the Administrative Agent promptly upon request. The Grantors also ratify their authorization for the Administrative Agent to have filed in any UCC jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

(c) Further Assurances. The Grantors will, if so reasonably requested by the Administrative Agent, furnish to the Administrative Agent statements and schedules further identifying and describing the Collateral and such other reports and information in connection with the Collateral as the Administrative Agent may reasonably request, all in such reasonable detail as the Administrative Agent may specify. The Grantors also agree to take any and all commercially reasonably actions necessary to defend title to the Collateral against all persons and to defend the security interest of the Administrative Agent in the Collateral granted pursuant to this Agreement and the priority thereof against any Lien not expressly permitted hereunder.

(d) Disposition of Collateral. The Grantors will not sell, lease or otherwise dispose of the Collateral except for dispositions specifically permitted pursuant to Section 6.03 of the Credit Agreement.

(e) Liens. The Grantors will not create, incur, or suffer to exist any Lien on the Collateral except for Liens permitted by Section 6.02 of the Credit Agreement.

(f) Other Financing Statements. The Grantors will not authorize the filing of any financing statement naming any of them as debtors covering all or any portion of the Collateral, except (i) in favor of any holder of a Lien permitted by Section 4.1(e) or (ii) relating to the termination of any Lien. The Grantors acknowledge that they are not authorized to file any financing statement or amendment or termination statement with respect to any financing statement naming the Administrative Agent on behalf of the Secured Parties as the secured party without the prior written consent of the Administrative Agent, subject to the Grantors’ rights under Section 9-509(d)(2) of the UCC.

(g) Locations. Subject to the following sentence, the Grantors will not (i) maintain any Inventory (other than such Collateral in transit) at any location other than those locations listed on Exhibit A (except for locations where the fair market value of Inventory at any such location does not exceed $2,000,000 and the aggregate fair market value of Inventory at all such locations does not exceed $25,000,000), (ii) otherwise change, or add to, such locations, or (iii) change their respective principal places of business or chief executive offices from the location identified on Exhibit A. Each Grantor will give the Administrative Agent at least ten (10) days prior written notice (or such shorter notice to which the Administrative Agent has consented in writing) of any new principal place of business or chief executive officer or any new location for any of its Inventory, except for locations where the market value of Inventory stored or warehoused at any such new location does not exceed $2,000,000 and the aggregate market value of Inventory, stored or warehoused at all such new locations (together with all other locations not listed on Exhibit A) does not exceed $25,000,000 (such locations, “Excluded Locations”). With respect to any such new location (excluding Excluded Locations), such Grantor will execute such documents and take such actions as the Administrative Agent reasonably deems necessary to perfect and protect the Liens granted under the Collateral Documents and, if requested by the Administrative Agent, will use commercially reasonable efforts to obtain a Collateral Access Agreement for each such location.

4.2. Receivables.

(a) Certain Agreements on Receivables. Except as otherwise permitted by the Credit Agreement, the Grantors will not make or agree to make any discount, credit, rebate or other reduction in the original amount owing on a Receivable or accept in satisfaction of a Receivable less than the original amount thereof, except that, until such time following the occurrence and during the continuation of an Event of Default as the Grantors receive a notice from the Administrative Agent instructing them to cease doing so, the Grantors may make discounts, credits, rebates or other reductions in the amount of Accounts in the ordinary course of business.

(b) Collection of Receivables. Except as otherwise provided in this Security Agreement or the Credit Agreement, the Grantors will collect and enforce, at the Grantors’ sole expense, all amounts due or hereafter due to the Grantors under the Receivables.

(c) Delivery of Invoices. The Grantors will deliver to the Administrative Agent promptly upon its request after the occurrence and during the continuation of an Event of Default duplicate invoices with respect to each Account bearing such language of assignment as the Administrative Agent shall specify.

(d) Electronic Chattel Paper. Upon the request of the Administrative Agent, the Grantors shall take all steps reasonably necessary to grant the Administrative Agent Control of all electronic chattel paper in accordance with the UCC. Unless an Event of Default has occurred and is continuing, the requirement in the preceding sentence shall not apply to electronic chattel paper to the extent that all amounts payable evidenced by such electronic chattel paper in which the Administrative Agent has not been vested Control does not exceed $10,000,000 in the aggregate for all Grantors.

4.3. Inventory.

(a) Maintenance of Inventory. Except as otherwise permitted under the Credit Agreement, the Grantors will do all things commercially reasonable to maintain, preserve, protect and keep the Inventory in good repair and working and saleable condition.

(b) Perpetual Inventory System. The Grantors will maintain a perpetual inventory reporting system at all times.

4.4. Delivery of Instruments, Chattel Paper and Documents. The Grantors will (a) to the extent requested by the Administrative Agent, deliver to the Administrative Agent immediately upon execution of this Security Agreement the originals of all Chattel Paper, and Instruments constituting Collateral (if any then exist), (b) hold in trust for the Administrative Agent upon receipt and, to the extent requested by the Administrative Agent, immediately deliver to the Administrative Agent any Chattel Paper and Instruments constituting Collateral, and (c) upon the Administrative Agent’s request, deliver to the Administrative Agent (and thereafter hold in trust for the Administrative Agent upon receipt and immediately deliver to the Administrative Agent) any Document evidencing or constituting Collateral. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, the actions described in the first sentence of this Section 4.4 shall not be required (i) in the case of Instruments constituting intercompany promissory notes issued to any Grantor by any Loan Party or its Subsidiaries, (ii) in the case of Chattel Paper and Instruments (other than Instruments referred to in the preceding clause (i)), to the extent that the aggregate unpaid principal balance of all such Chattel Paper and Instruments held by the Grantors and not delivered to the Administrative Agent does not exceed $10,000,000 or (iii) in the case of Documents, to the extent that the fair market value of such Documents held by Grantors and not delivered to the Administrative Agent does not exceed $10,000,000.

4.5. Intellectual Property Licenses. After the occurrence and during the continuance of an Event of Default, Grantors will use their commercially reasonable efforts to secure all consents necessary under any material License held by the Grantors constituting Collateral for the enforcement of the security interests granted hereunder, including an assignment to the Administrative Agent or its designee for the purpose of enabling the Administrative Agent to exercise its remedies hereunder.

4.6. Letter-of-Credit Rights. If any Grantor is or becomes the beneficiary of a letter of credit having an individual face amount in an amount in excess of $250,000, the applicable Grantor shall promptly, and in any event within ten (10) Business Days after becoming a beneficiary, notify the Administrative Agent thereof and, if requested to do so by the Administrative Agent, use commercially reasonable efforts to cause the issuer and/or confirmation bank to (i) consent to the assignment of any Letter-of-Credit Rights to the Administrative Agent and (ii) agree to direct all payments thereunder to a Deposit Account at the Administrative Agent or subject to a Deposit Account Control Agreement, all in form and substance reasonably satisfactory to the Administrative Agent. Unless requested by the Administrative Agent following the occurrence and during the continuation of an Event of Default, the actions in the preceding sentence shall not be required to the extent that the amount of any such letter of credit, together with the aggregate amount of all other letters of credit for which the actions described above in clause (i) and (ii) have not been taken, does not exceed $10,000,000 in the aggregate for all Grantors.

4.7. Federal, State or Municipal Claims. The Grantors will promptly notify the Administrative Agent of any Collateral which constitutes a claim in excess of $5,000,000 against the United States government or any state or local government or any instrumentality or agency thereof, the assignment of which claim is restricted by federal, state or municipal law.

4.8. Insurance. Unless otherwise agreed to in writing by the Administrative Agent, (i) each Grantor’s liability insurance policies and (ii) all insurance policies required under Section 5.09 of the Credit Agreement covering any portion of the Collateral shall name the Administrative Agent (for the benefit of the Administrative Agent and the other Secured Parties) as an additional insured or as loss payee, as applicable, and shall contain loss payable clauses or mortgagee clauses, through endorsements in form and substance reasonably satisfactory to the Administrative Agent.

4.9. Collateral Access Agreements. If requested by the Administrative Agent, each Grantor shall use commercially reasonable efforts to obtain a Collateral Access Agreement, from the lessor of each leased property, mortgagee of owned property or bailee or consignee with respect to any warehouse, processor or converter facility or other location where Inventory are stored or located (except for such locations where the value of Inventory stored or located at any such location does not exceed $2,000,000 so long as the aggregate value of Inventory does not exceed $25,000,000 for all such locations).

4.10. Deposit Account Control Agreements. Each Grantor will provide to the Administrative Agent upon the Administrative Agent’s request, a Deposit Account Control Agreement duly executed on behalf of each financial institution holding a deposit account (other than an Excluded Deposit Account) of such Grantor as set forth in the Security Agreement; provided that, the Administrative Agent may, in its sole discretion, defer delivery of any such Deposit Account Control Agreement and establish a Reserve with respect to any deposit account for which the Administrative Agent has not received such Deposit Account Control Agreement.

4.11. Change of Name or Location; Change of Fiscal Year. No Grantor shall (a) change its name as it appears in official filings in the state of its incorporation or organization, (b) change its chief executive office, principal place of business or mailing address or the location of its records concerning the Collateral as set forth in the Security Agreement, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization, in each case, unless the Administrative Agent shall have received at least ten (10) Business Days prior written notice (or such shorter notice as may be consented to in writing by the Administrative Agent) of such change and any reasonable action requested by the Administrative Agent in connection therewith has been completed or taken to continue the perfection of any Liens in favor of the Administrative Agent, on behalf of Secured Parties, in any Collateral.

ARTICLE V

EVENTS OF DEFAULT AND REMEDIES

5.1. Events of Default. An “Event of Default” as defined in the Credit Agreement shall constitute an Event of Default hereunder.

5.2. Remedies.

(a) Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may exercise any or all of the following rights and remedies:

(i) those rights and remedies provided in this Security Agreement, the Credit Agreement, or any other Loan Document; provided, that this Section 5.2(a) shall not be understood to limit any rights or remedies available to the Administrative Agent and the other Secured Parties prior to an Event of Default;

(ii) those rights and remedies available to a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or under any other applicable law (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ lien) when a debtor is in default under a security agreement;

(iii) give notice of sole control or any other instruction under any Deposit Account Control Agreement or any control agreement with any securities intermediary and take any action therein with respect to such Collateral;

(iv) enter the premises of any Grantor where any Collateral is located (if necessary, through self-help and without judicial process) to collect, receive, assemble, process, appropriate, sell, lease, assign, grant an option or options to purchase or otherwise dispose of, deliver, or realize upon, the Collateral or any part thereof in one or more parcels at public or private sale or sales (which sales may be adjourned or continued from time to time with or without notice and may take place at the applicable Grantor’s premises or elsewhere), for cash, on credit or for future delivery without assumption of any credit risk, and upon such other terms as the Administrative Agent may deem commercially reasonable; and

(v) concurrently with written notice to any Grantor, transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations, to exercise the voting and all other rights as a holder with respect thereto, to collect and receive all cash dividends, interest, principal and other distributions made thereon and to otherwise act with respect to the Pledged Collateral as though the Administrative Agent was the outright owner thereof.

(b) The Administrative Agent, on behalf of the Secured Parties, may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(c) The Administrative Agent shall have the right upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, to purchase for the benefit of the Administrative Agent and the other Secured Parties, the whole or any part of the Collateral so sold, free of any right of equity redemption, which equity redemption the Grantors hereby expressly waive to the extent permitted by applicable law.

(d) Until the Administrative Agent is able to effect a sale, lease, or other disposition of Collateral, the Administrative Agent shall have the right to hold or use Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving Collateral or its value or for any other purpose deemed appropriate by the Administrative Agent. The Administrative Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of the Administrative Agent’s remedies (for the benefit of the Administrative Agent and other Secured Parties), with respect to such appointment without prior notice or hearing as to such appointment except to the extent required by applicable law.

(e) If, after the Credit Agreement has terminated by its terms and all of the Obligations have been paid in full, there remain Swap Obligations outstanding, the Required Secured Parties may exercise the remedies provided in this Section 5.2 upon the occurrence of any event which would allow or require the termination or acceleration of any Swap Obligations pursuant to the terms of the Swap Agreement.

(f) Notwithstanding the foregoing, neither the Administrative Agent nor the other Secured Parties shall be required to (i) make any demand upon, or pursue or exhaust any of their rights or remedies against, any Grantor, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Secured Obligations or to pursue or exhaust any of their rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof, (ii) marshal the Collateral or any guarantee of the Secured Obligations or to resort to the Collateral or any such guarantee in any particular order, or (iii) effect a public sale of any Collateral.

5.3. Grantors’ Obligations Upon Default. Upon the written request of the Administrative Agent after the occurrence and during the continuance of an Event of Default, the Grantors will:

(a) assemble and make available to the Administrative Agent the Collateral and all books and records relating thereto at any place or places specified by the Administrative Agent, whether at the Grantors’ premises or elsewhere;

(b) permit the Administrative Agent, by the Administrative Agent’s representatives and agents, to the extent of the Grantors’ right to do so, to enter, occupy and use any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral or both, to remove all or any part of the Collateral or the books and records relating thereto, or both, and to conduct sales of the Collateral, without any obligation to pay the Grantors for such use and occupancy; and

(c) at their own expense, instruct the independent certified public accountants then engaged by the Grantors or such other accountants as are acceptable to the Administrative Agent to prepare and deliver to the Administrative Agent and each Lender, at any time, and from time to time, promptly upon the Administrative Agent’s written request, the following reports with respect to the Grantors: (i) a reconciliation of all Accounts; (ii) an aging of all Accounts; (iii) trial balances; and (iv) a test verification of such Accounts.

5.4. Grant of Intellectual Property License. For the purpose of enabling the Administrative Agent to exercise the rights and remedies under this Article V at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, the Grantors hereby (a) grant to the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Grantors) to use, license or sublicense any intellectual property rights now owned or hereafter acquired by the Grantors, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof and (b) irrevocably agrees that the Administrative Agent may sell any of the Grantors’ Inventory directly to any person, including without limitation persons who have previously purchased the Grantors’ Inventory from the Grantors and in connection with any such sale or other enforcement of the Administrative Agent’s rights under this Security Agreement, may sell Inventory which bears any Trademark owned by or licensed to the Grantors and any Inventory that is covered by any Copyright owned by or licensed to the Grantors and the Administrative Agent may finish any work in process and affix any Trademark owned by or licensed to the Grantors and sell such Inventory as provided herein.

ARTICLE VI

ACCOUNT VERIFICATION; ATTORNEY IN FACT; PROXY

6.1. Account Verification. The Administrative Agent may at any time, in the Administrative Agent’s own name or in the name of a nominee of the Administrative Agent, communicate (by mail, telephone, facsimile or otherwise) with the Account Debtors of such Grantors, parties to contracts with the Grantors and obligors in respect of Instruments of the Grantors to verify with such Persons, to the Administrative Agent’s reasonable satisfaction, the existence, amount, terms of, and any other matter relating to, Accounts, Instruments, Chattel Paper, payment intangibles and/or other Receivables; provided, that so long as no Event of Default has occurred and is continuing, the Administrative Agent shall notify the Borrower in advance of conducting any such verification but without any obligation to identify the Account Debtors or other parties to be contacted.

6.2. Authorization for Secured Party to Take Certain Action.

(a) The Grantors irrevocably authorize the Administrative Agent at any time and from time to time in the sole discretion of the Administrative Agent and appoints the Administrative Agent as their attorney in fact (i) during the existence of an Event of Default or during a Cash Dominion Period, to endorse and collect any cash proceeds of the Collateral, (ii) to file a carbon, photographic or other reproduction of this Security Agreement or any financing statement with respect to the Collateral as a financing statement and to file any other financing statement or amendment of a financing statement (which does not add new collateral or add a debtor) in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Administrative Agent’s security interest in the Collateral, (iii) to apply the proceeds of any Collateral received by the Administrative Agent to the Secured Obligations as provided in Section 7.3, (iv) during the existence of an Event of Default, to contact Account Debtors for any reason, (v) during the existence of an Event of Default, to demand payment or enforce payment of the Receivables in the name of the Administrative Agent or the Grantors, (vi) during the existence of an Event of Default or during a Cash Dominion Period, to endorse any and all checks, drafts, and other instruments for the payment of money relating to the Receivables, (vii) during the existence of an Event of Default, to sign any Grantors’ names on any invoice or bill of lading relating to the Receivables, drafts against any Account Debtor of the Grantors, assignments and verifications of Receivables, (viii) during the existence of an Event of Default, to exercise all of the Grantors’ rights and remedies with respect to the collection of the Receivables and any other Collateral, (ix) during the existence of an Event of Default, to settle, adjust, compromise, extend or renew the Receivables, (x) during the existence of an Event of Default, to settle, adjust or compromise any legal proceedings brought to collect Receivables, (xi) during the existence of an Event of Default, to prepare, file and sign the Grantors’ name on a proof of claim in bankruptcy or similar document against any Account Debtor of the Grantors, (xii) during the existence of an Event of Default, to prepare, file and sign the Grantors’ names on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables, (xiii) during the existence of an Event of Default, to change the address for delivery of mail addressed to the Grantors to such address as the Administrative Agent may designate and to receive, open and dispose of all mail addressed to the Grantors, and (xiv) during the existence of an Event of Default, to do all other acts and things necessary to carry out this Security Agreement; and the Grantors agree to reimburse the Administrative Agent in accordance with the terms of the Credit Agreement for any payment made or any expense incurred by the Administrative Agent in connection with any of the foregoing; provided that, this authorization shall not relieve the Grantors of any of their obligations under this Security Agreement or under the Credit Agreement.

(b) The powers conferred on the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, under this Section 6.2 are solely to protect the Administrative Agent’s interests in the Collateral and shall not impose any duty upon the Administrative Agent or any other Secured Party to exercise any such powers.

6.3. Nature of Appointment; Limitation of Duty. THE APPOINTMENT OF THE AGENT AS PROXY AND ATTORNEY-IN-FACT IN THIS ARTICLE VI IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL THE DATE ON WHICH THIS SECURITY AGREEMENT IS TERMINATED IN ACCORDANCE WITH SECTION 8.13. NOTWITHSTANDING ANYTHING CONTAINED HEREIN, NEITHER THE AGENT, NOR ANY LENDER, NOR ANY OF THEIR

RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES SHALL HAVE ANY DUTY TO EXERCISE ANY RIGHT OR POWER GRANTED HEREUNDER OR OTHERWISE OR TO PRESERVE THE SAME AND SHALL NOT BE LIABLE FOR ANY FAILURE TO DO SO OR FOR ANY DELAY IN DOING SO, EXCEPT IN RESPECT OF DAMAGES ATTRIBUTABLE TO SUCH PERSON’S OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; PROVIDED THAT, IN NO EVENT SHALL SUCH PERSON BE LIABLE FOR ANY PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES.

ARTICLE VII

COLLECTION AND APPLICATION OF COLLATERAL PROCEEDS; DEPOSIT ACCOUNTS

7.1. Collection of Receivables.

(a) On or before the Effective Date, the Grantors shall (a) execute and deliver to the Administrative Agent Deposit Account Control Agreements for each Deposit Account maintained by the Grantors into which all cash, checks or other similar payments relating to or constituting payments made in respect of Receivables will be deposited (a “Collateral Deposit Account”), which Collateral Deposit Accounts are identified as such on Exhibit B, and (b) establish lock box service (the “Lock Boxes”) with the bank(s) set forth in Exhibit B (each, a “Depository Bank”), which Lock Boxes shall be subject to lock box agreements reasonably acceptable to the Administrative Agent (each, a “Lock Box Agreement”) providing for all collections in the Lock Boxes to be deposited into the Collateral Deposit Account(s) with such Depository Bank(s). After the Effective Date, the Grantors will comply with the terms of Section 7.2.

(b) The Grantors shall direct all of their Account Debtors to forward payments directly to Lock Boxes subject to Lock Box Agreements. Following the occurrence and during the continuation of an Event of Default (and until such time as no Event of Default exists) or at any time after average daily Availability is less than $65,000,000 for ten (10) or more consecutive days (and until such time as average daily Availability is equal to or exceeds $75,000,000 for a period of 60 consecutive days) (each such period, a “Cash Dominion Period”), the Administrative Agent may deliver written instructions to the Depository Banks directing them to transfer on a daily basis all payments or deposits received in the Lock Boxes and the Collateral Deposit Accounts to a collection account maintained by the Grantors with the Administrative Agent (the “Collection Account”) or as otherwise instructed by the Administrative Agent; provided that upon the termination or expiration of all Cash Dominion Periods, the Administrative Agent shall promptly rescind such instructions to the Depository Banks. If the Grantors receive any proceeds of any Receivables, the Grantors shall receive such payments as the Administrative Agent’s trustee, and shall immediately deposit all cash, checks or other similar payments related to or constituting payments made in respect of Receivables received by them to a Collateral Deposit Account. The Administrative Agent shall hold and apply funds received into the Collection Account as provided by the terms of Section 7.3.

7.2. Covenant Regarding New Deposit Accounts; Lock Boxes. Before opening or replacing any Collateral Deposit Account, other Deposit Account (other than Excluded Deposit Accounts), or establishing a new Lock Box, the Grantors shall (a) provide notice to the Administrative Agent, and (b) upon the request of the Administrative Agent, deliver a Deposit Account Control Agreement to the Administrative Agent in order to give the Administrative Agent Control of such Deposit Account and/or Lock Box.

7.3. Application of Proceeds; Deficiency. All amounts desposited in the Collection Account shall be deemed received by the Administrative Agent in accordance with Section 2.19 of the Credit Agreement and shall, after having been credited in immediately available funds to the Collection Account, be applied (and allocated) by Administrative Agent in accordance with Section 2.11(b) of the Credit Agreement or in accordance with Section 2.19(b) of the Credit Agreement, if applicable. The Grantors shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all Obligations.

ARTICLE VIII

GENERAL PROVISIONS

8.1. Waivers. The Grantors hereby waive notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made. To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to the applicable Grantor, addressed as set forth in Article IX, at least ten (10) days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made. To the maximum extent permitted by applicable law, the Grantors waive all claims, damages, and demands against the Administrative Agent or any other Secured Party arising out of the repossession, retention or sale of the Collateral, except such as arise solely out of the gross negligence or willful misconduct of the Administrative Agent or such other Secured Party. To the extent they may lawfully do so, the Grantors absolutely and irrevocably waive and relinquish the benefit and advantage of, and covenants not to assert against the Administrative Agent or any other Secured Party, any valuation, stay, appraisal, extension, moratorium, redemption or similar laws and any and all rights or defenses they may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Security Agreement, or otherwise. Except as otherwise specifically provided herein, the Grantors hereby waive presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Security Agreement or any Collateral.

8.2. Limitation on Administrative Agent’s and Secured Parties’ Duty with Respect to the Collateral. Except as required by applicable law, the Administrative Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. The Administrative Agent and each other Secured Party shall use reasonable care with respect to the Collateral in its possession or under its control. Neither the Administrative Agent nor any other Secured Party shall have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Administrative Agent or such other Secured Party, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. To the extent that applicable law imposes duties on the Administrative Agent to exercise remedies in a commercially reasonable manner, the Grantors acknowledge and agree, to the extent permitted by applicable law, that it is commercially reasonable for the Administrative Agent (i) to fail to incur expenses deemed significant by the Administrative Agent to prepare Collateral for disposition or otherwise to transform raw material or work in process into finished goods or other finished products for disposition, (ii) to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as the Grantors, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure the Administrative Agent against risks of loss, collection or disposition of Collateral or to provide to the Administrative Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Administrative Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Administrative Agent in the collection or disposition of any of the Collateral. The Grantors acknowledge that the purpose of this Section 8.2 is to provide non-exhaustive indications of what actions or omissions by the Administrative Agent would be commercially reasonable in the Administrative Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Administrative Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 8.2. Without limitation upon the foregoing, nothing contained in this Section 8.2 shall be construed to grant any rights to the Grantors or to impose any duties on the Administrative Agent that would not have been granted or imposed by this Security Agreement or by applicable law in the absence of this Section 8.2.

8.3. Compromises and Collection of Collateral. The Grantors and the Administrative Agent recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Receivables, that certain of the Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Receivable may exceed the amount that reasonably may be expected to be recovered with respect to a Receivable. In view of the foregoing, the Grantors agree that the Administrative Agent may at any time and from time to time, if an Event of Default has occurred and is continuing, compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as the Administrative Agent in its Permitted Discretion shall determine or abandon any Receivable, and any such action by the Administrative Agent shall be commercially reasonable so long as the Administrative Agent acts in good faith based on information known to it at the time it takes any such action.

8.4. Secured Party Performance of Grantors’ Obligations. Without having any obligation to do so, upon the failure of the Grantors to perform or pay any obligation contained herein after the expiration of any applicable grace period, the Administrative Agent may (with notice to the Grantors before taking such action unless time is of the essence) perform or pay any obligation which the Grantors have agreed to perform or pay in this Security Agreement and the Grantors shall reimburse the Administrative Agent for any amounts paid by the Administrative Agent pursuant to this Section 8.4. The Grantors’ obligation to reimburse the Administrative Agent pursuant to the preceding sentence shall constitute a Secured Obligation payable on demand.

8.5. Dispositions Not Authorized. The Grantors are not authorized to sell or otherwise dispose of the Collateral except as permitted by Section 6.03 of the Credit Agreement and notwithstanding any course of dealing between the Grantors and the Administrative Agent or other conduct of the Administrative Agent, no authorization to sell or otherwise dispose of the Collateral (except as permitted by Section 6.03 of the Credit Agreement) shall be binding upon the Administrative Agent or the other Secured Parties unless such authorization is in writing signed by the Administrative Agent.

8.6. No Waiver; Amendments; Cumulative Remedies. No delay or omission of the Administrative Agent or any other Secured Party to exercise any right or remedy granted under this Security Agreement shall impair such right or remedy or be construed to be a waiver of any Default or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver, amendment or other variation of the terms, conditions or provisions of this Security Agreement whatsoever shall be valid unless in writing signed by the Administrative Agent with the concurrence or at the direction of the Lenders to the extent required under Section 9.02 of the Credit Agreement and then only to the extent in such writing specifically set forth; provided, however, that any update to Exhibits A shall be effective upon receipt thereof by the Administrative Agent and shall not be deemed to be an amendment or modification hereto for purposes of Section 9.02 of the Credit Agreement. All rights and remedies contained in this Security Agreement or by law afforded shall be cumulative.

8.7. Limitation by Law; Severability of Provisions. All rights, remedies and powers provided in this Security Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Security Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Security Agreement invalid, unenforceable or not entitled to be recorded or registered, in whole or in part. Any provision in any this Security Agreement that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Security Agreement are declared to be severable.

8.8. Reinstatement. This Security Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against the Grantors for liquidation or reorganization, should the Grantors become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of the Grantors’ assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

8.9. Benefit of Agreement. The terms and provisions of this Security Agreement shall be binding upon and inure to the benefit of the Grantors, the Administrative Agent and the other Secured Parties and their respective successors and assigns (including all persons who become bound as a debtor to this Security Agreement), except that the Grantors shall not have the right to assign their rights or delegate their obligations under this Security Agreement or any interest herein, without the prior written consent of the Administrative Agent. No sales of participations, assignments, transfers, or other dispositions of any agreement governing the Secured Obligations or any portion thereof or interest therein shall in any manner impair the Lien granted to the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, hereunder.

8.10. Survival of Representations. All representations and warranties of the Grantors contained in this Security Agreement shall survive the execution and delivery of this Security Agreement.

8.11. Taxes and Expenses. Subject to the terms of the Credit Agreement, any taxes (including income taxes) payable or ruled payable by federal or state authority in respect of this Security Agreement shall be paid by the Grantors, together with interest and penalties, if any. To the extent provided by Section 9.03 of the Credit Agreement, the Grantors shall reimburse the Administrative Agent for any and all reasonable and documented out-of-pocket expenses and charges (including reasonable attorneys’, auditors’ and accountants’ fees) paid or incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, collection and enforcement of this Security Agreement and in the audit, analysis, administration, collection, preservation or sale of the Collateral (including the expenses and charges associated with any periodic or special audit of the Collateral undertaken in accordance with the terms of the Credit Agreement). Any and all costs and expenses incurred by the Grantors in the performance of actions required pursuant to the terms hereof shall be borne solely by the Grantors.

8.12. Headings. The title of and section headings in this Security Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Security Agreement.

8.13. Termination. This Security Agreement shall continue in effect (notwithstanding the fact that from time to time there may be no Secured Obligations outstanding) until (i) the Credit Agreement has terminated pursuant to its express terms and (ii) all of the Secured Obligations have been indefeasibly paid and performed in full (or with respect to any outstanding Letters of Credit, secured in accordance with the terms of the Credit Agreement) and no Commitments of the Administrative Agent or the Lenders which would give rise to any Obligations are outstanding.

8.14. Entire Agreement. This Security Agreement together with the other Loan Documents embodies the entire agreement and understanding between the Grantors and the Administrative Agent relating to the Collateral and supersedes all prior agreements and understandings between the Grantors and the Administrative Agent relating to the Collateral.

8.15. CHOICE OF LAW. THIS SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS.

8.16. CONSENT TO JURISDICTION. THE GRANTORS HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT AND THE GRANTORS HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVE ANY OBJECTION THEY MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER SECURED PARTY TO BRING PROCEEDINGS AGAINST THE GRANTORS IN THE COURTS OF ANY OTHER JURISDICTION.

8.17. WAIVER OF JURY TRIAL. THE GRANTORS, THE ADMINISTRATIVE AGENT AND EACH OTHER SECURED PARTY HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

8.18. Counterparts. This Security Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Security Agreement by signing any such counterpart.

ARTICLE IX

NOTICES

9.1. Sending Notices. Any notice required or permitted to be given under this Security Agreement shall be sent by United States mail, telecopier, personal delivery or overnight courier service, and shall be deemed received (a) when received, if sent by hand or overnight courier service, or mailed by certified or registered mail notices or (b) when sent, if sent by telecopier (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient), in each case addressed to the Grantors at the addresses set forth on Exhibit A as its principal place of business, and to the Administrative Agent and the Lenders at the addresses set forth in accordance with Section 9.01 of the Credit Agreement.

9.2. Change in Address for Notices. Each of the Grantors, the Administrative Agent and the Lenders may change the address for service of notice upon it by a notice in writing to the other parties.

ARTICLE X

THE ADMINISTRATIVE AGENT

JPMorgan Chase Bank, N.A. has been appointed Administrative Agent for the Lenders hereunder pursuant to Article VIII of the Credit Agreement. It is expressly understood and agreed by the parties to this Security Agreement that any authority conferred upon the Administrative Agent hereunder is subject to the terms of the delegation of authority made by the Lenders to the Administrative Agent pursuant to the Credit Agreement, and that the Administrative Agent has agreed to act (and any successor Administrative Agent shall act) as such hereunder only on the express conditions contained in such Article VIII. Any successor Administrative Agent appointed in accordance with Article VIII of the Credit Agreement shall be entitled to all the rights, interests and benefits of the Administrative Agent hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the Grantors and the Administrative Agent have executed this Security Agreement as of the date first above written.

MAYTAG CORPORATION

By:	/s/ Steve Klyn
Name:	Steven J. Klyn
Title:	Vice President and Treasurer

MAYTAG MANUFACTURING, LLC

By:	/s/ Steve Klyn
Name:	Steven J. Klyn
Title:	Treasurer

MAYTAG SALES, INC.

By:	/s/ Steve Klyn
Name:	Steven J. Klyn
Title:	Treasurer

MAYTAG SERVICES, LLC

By:	/s/ Steve Klyn
Name:	Steven J. Klyn
Title:	Treasurer

THE HOOVER COMPANY

By:	/s/ Steve Klyn
Name:	Steven J. Klyn
Title:	Treasurer

HOOVER GENERAL, LLC

By:	/s/ Steve Klyn
Name:	Steven J. Klyn
Title:	Treasurer

HOOVER LIMITED, LLC

By:	/s/ Steve Klyn
Name:	Steven J. Klyn
Title:	Treasurer

[Signature Page to Pledge and Security Agreement]

THE HOOVER COMPANY I LP

By:	/s/ Steve Klyn
Name:	Steven J. Klyn
Title:	Treasurer

MAYTAG INTERNATIONAL, INC.

By:	/s/ Steve Klyn
Name:	Steven J. Klyn
Title:	Treasurer

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:	/s/ James Gurgone
Name:	James Gurgone
Title:	Vice President

[Signature Page to Pledge and Security Agreement]